Exhibit 99.1

News Release

For Immediate Release

VILLAGE BANK AND TRUST FINANCIAL CORP.

REPORTS 31% GROWTH IN EARNINGS FOR THE THIRD QUARTER OF 2020

Midlothian, Virginia, October 29, 2020. Village Bank and Trust Financial Corp. (the “Company”) (Nasdaq symbol: VBFC), parent company of Village Bank (the “Bank”), today reported unaudited results for the third quarter of 2020. Net income for the third quarter of 2020 was $2,269,000, or $1.55 per fully diluted share, compared to net income for the third quarter of 2019 of $1,727,000, or $1.19 per fully diluted share. For the nine-month period ended September 30, 2020, net income was $5,502,000, or $3.78 per fully diluted share, compared to net income for the nine-month period ended September 30, 2019 of $3,173,000, or $2.20 per fully diluted share.

Jay Hendricks, President and CEO, commented, “We produced an excellent third quarter, earning a return on average equity of 18.74% and earnings per share of $1.55 for the three months ended September 30, 2020. For the trailing twelve months ended September 30, 2020, we earned a return on average equity of 15.00% and earnings per share of $4.68. We are pleased by the outstanding contribution from our mortgage banking segment, which produced net income of $1,240,000 for Q3 2020 compared to $643,000 for Q3 2019.”

“The two headwinds we are fighting are compression in net interest margin due to the low rate environment and flat core loan growth, as commercial demand is somewhat muted and line utilization low. We were able to reverse the compression in the net interest margin during the quarter by managing our funding cost, and as a result our margin expanded by 19 basis points from Q2 2020. Our opportunity to invest $185 million in Paycheck Protection Program ("PPP") loans into our community resulted in substantial growth in deposits and more than 400 new business relationships which we are developing into future growth opportunities. As a result, our loan pipeline is strengthening heading into Q4 2020. We will continue to work hard to invest any excess liquidity into higher yielding assets and manage our funding cost and mix to support our net interest margin and return on equity.”

“We believe we are well positioned to weather the economic environment as uncertainty around the pandemic lingers. While asset quality remains sound, we have added to the loan loss reserve over the past three quarters due deterioration in the economic environment due to uncertainty around the pandemic. Our exposure levels to COVID-sensitive industries are manageable and our relationship managers are in regular contact with our borrowers, which will allow us to adjust course in a timely manner where it makes sense. The two sectors we continue to focus on are hotels and entertainment, neither of which will fully recover until restrictions are lifted and the economy begins to rebound. We anticipate that our loan deferrals, a majority of which were six months in term, will exit their deferral status starting in October and drop significantly during Q4 2020.”

“Previously announced leadership changes during Q3 were smooth and transparent as I assumed the President and Chief Executive Officer responsibilities from Bill Foster, the Company’s longstanding President and Chief Executive Officer, who retired on August 14. As part of that transition, Roy Barzel, Donnie Kaloski and Christy Quesenbery stepped seamlessly into their new responsibilities as Chief Credit Officer, Chief Risk Officer and EVP of Operations, respectively. Additionally, Mary Margaret Kastelberg joined the Boards of Directors of the Company and the Bank on October 1, 2020. Collectively, these leadership changes will be of great value to the Company and the Board, strengthening and supporting the Company as we continue to grow and achieve our strategic goals.”

Continued Response to COVID-19

As the circumstances with the COVID-19 pandemic began to unfold, the Company rapidly mobilized over 80% of non-branch team members to work-from-home, went to drive-thru only at our branches with lobby access by appointment, and actively worked with borrowers to defer loan payments to allow operations to return to some level of normalcy. With the continued uncertainty around the COVID-19 pandemic, we continue to take the necessary measures to protect the health and wellbeing of our employees and customers as well as working with our borrowers who continue to be impacted by the COVID-19 pandemic. We believe that we remain well positioned to weather the storm created by the COVID-19 pandemic and have built the balance sheet around a philosophy of prudent risk taking.

Operating Results

The following table presents quarterly results for the indicated periods (in thousands):

GAAP Operating Results by Segment

	Q3 2020	Q2 2020	Q1 2020	Q4 2019	Q3 2019
Pre-tax earnings by segment
Commercial banking	$1,378	$1,876	$749	$1,289	$1,376
Mortgage banking	1,569	1,124	388	360	814
Income before income tax expense	2,947	3,000	1,137	1,649	2,190
Commercial banking income tax expense	349	429	158	271	292
Mortgage banking income tax expense	329	236	81	74	171
Net income	$2,269	$2,335	$898	$1,304	$1,727

The following are variances of note in the Commercial Banking Segment for the quarter ended September 30, 2020:

•	Net interest margin expanded by 19 basis points to 3.21% for Q3 2020 compared to 3.02% for Q2 2020. The primary cause of the expansion was due to the following:

o	The Bank reduced the level of liquidity it held in federal funds sold during Q3 2020, with an average balance outstanding of $16,661,000 during Q3 2020 vs. $40,859,000 during Q2 2020. The Bank determined that the higher level of liquidity held in federal funds sold during Q2 2020 was no longer warranted as PPP loan originations had ended and deposit levels were stable.

o	The cost of funds dropped by 13 basis points from Q2 2020 to Q3 2020 as a result of the Bank continuing to build low cost relationship deposits and maintaining a disciplined approach to deposit pricing. Low cost relationship deposits grew by $14,439,000, or 3.25%, from Q2 2020, while higher cost time deposits decreased by $20,282,000, or 14.97%, from Q2 2020.

•	Provision expense of $250,000 was recognized for Q3 2020 compared to $300,000 for Q2 2020 and $0 for Q3 2019. The provision expense for Q3 2020 was driven primarily by an increase in the qualitative factors as a result of the continued economic uncertainty surrounding COVID-19 and the elevated level of loan deferrals. The Company believes the current level of allowance for loan loss reserves are adequate to cover anticipated losses. However, the full economic impact of the COVID-19 pandemic remains unknown and the Company will continue to monitor the loan portfolio for indicators that would warrant additional provisions for loan losses through 2020 and beyond.

•	Noninterest income was $666,000 for Q3 2020 compared to $724,000 for Q3 2019, or a decrease of 8.01%. The decrease was the result of lower service charges and interchange fee income due to lower transaction volumes as a result of the COVID-19 pandemic, and the cessation of gains on the sale of Small Business Administration loan guaranteed strips that occurred during Q3 2019 but not in Q3 2020 as management made the decision not to sell any guaranteed strips.

•	Noninterest expense of $4,400,000 was recognized during Q3 2020 compared to $3,829,000 for Q3 2019, or an increase of 14.91%. The increase was primarily driven by an increase in salaries and benefits expenses associated with an increase in employee count to support several initiatives including expanding treasury management services, supporting information technology growth, and resources supporting PPP loan administration. Although non-interest expense was higher when compared to Q3 2019, as a percentage of average assets, non-interest expense decreased to 2.45% during Q3 2020 from 2.77% during 3Q 2019.

Financial Highlights

Highlights for the third quarter of 2020 are as follows:

	Three Months Ended		Nine Months Ended
Metric	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Consolidated
Return on average equity	18.74%	16.83%	15.89%	10.81%
Return on average assets	1.26%	1.25%	1.13%	0.80%
Commercial Banking Segment
Return on average equity	8.50%	10.57%	8.86%	8.46%
Return on average assets	0.57%	0.78%	0.63%	0.63%
Net interest income to average assets	2.98%	3.24%	2.97%	3.38%
Provision to average assets	0.14%	0.00%	0.19%	0.00%
Noninterest income to average assets	0.37%	0.52%	0.40%	0.58%
Noninterest expense to average assets	2.45%	2.77%	2.36%	3.17%
Mortgage Banking Segment
Return on average equity	10.24%	6.27%	7.03%	2.35%
Return on average assets	0.69%	0.46%	0.50%	0.18%
Net income before tax to average assets	0.87%	0.81%	0.63%	0.22%

Loans and Asset Quality

The following table provides the composition of our loan portfolio at the dates indicated (in thousands):

Loans Outstanding

Loan Type	Q3 2020	Q2 2020	Q1 2020	Q4 2019	Q3 2019
C&I + Owner occupied commercial real estate	$134,799	$138,121	$149,048	$143,427	$138,614
PPP Loans	185,137	184,478	-	-	-
Nonowner occupied commercial real estate	127,396	129,943	129,474	129,996	122,866
Acquisition, development and construction	33,337	31,876	32,170	31,950	33,841
Total commercial loans	480,669	484,418	310,692	305,373	295,321
Consumer/Residential	85,766	88,863	89,290	87,776	90,462
Student	30,656	31,594	32,251	33,525	34,520
Other	2,998	3,118	3,001	2,621	2,444
Total loans	$600,089	$607,993	$435,234	$429,295	$422,747

Total loans decreased by $7,904,000, or 1.30%, from Q2 2020, and increased by $177,342,000, or 41.95%, from Q3 2019. The reduction in loan balances on a linked quarter basis was a combination of muted demand and low line utilization in the commercial and consumer portfolios, in addition to the normal amortization of the portfolio during the quarter. While loan demand was soft during Q3 2020 our pipeline has strengthened heading into Q4 2020.

PPP loans

The Bank had $185,137,000 in PPP loans as of September 30, 2020, which have provided essential funds to over 1,500 businesses and nonprofits and protected more than 20,000 jobs in our community. As of October 23, 2020, the Bank had submitted 183 applications to the SBA for forgiveness totaling $37,891,000 and received proceeds of $1,600,000 on 52 of those applications. Below is a breakdown by loan size including SBA fees expected to be earned as of quarter end (dollars in thousands):

PPP Loans as of September 30, 2020

Loan Size	# of Loans	$ of Loans	$ SBA Fee
< $350,000	1,426	$94,240	$4,547
$350,000 - $2 million	94	67,795	1,853
> $2 million	6	23,102	184
Total	1,526	$185,137	$6,584

The Bank expects the approval for forgiveness on PPP loans to be slow during Q4 2020, but expects it to pick up in the first quarter of 2021. This will result in net interest margin remaining compressed during Q4 2020 while the recognition of unamortized deferred fee income associated with the PPP loans will occur at a higher rate in the first half of 2021.

Asset quality

The Bank has been working with customers by granting loan payment deferrals to help them through the pandemic induced recession. While the Bank has not seen significant deterioration in its credit metrics, we believe that credit quality will deteriorate because of the current pandemic and have taken provisions for loan losses as a result. The Bank’s asset quality metrics continue to compare favorably to our peers as follows:

Asset Quality Metrics

			Village			Peer Group
Metric	Q3 2020	Q2 2020	Q1 2020	Q4 2019	Q3 2019	Q2 2020(1)
Allowance for Loan and Lease Losses/Nonperforming Loans	181.98%	205.33%	261.58%	170.57%	164.03%	132.96%
Net Charge-offs (recoveries) to Average Loans(2)	(0.03)%	(0.01)%	0.13%	0.05%	(0.05)%	0.07%
Nonperforming Loans/Loans (excluding Guaranteed Loans)	0.60%	0.48%	0.34%	0.49%	0.51%	0.60%
Nonperforming Assets/Bank Total Assets (3)	0.35%	0.30%	0.32%	0.44%	0.43%	0.58%

(1) Source - SNL data for VA Banks <$1 Billion in assets as of June 30, 2020.

(2) Annualized.

(3) Nonperforming assets excluding performing troubled debt restructurings.

Client Accommodations

The Bank continues to work with its customers impacted by the COVID-19 pandemic by allowing them to defer loan payments for up to six months to provide time for consumers and businesses to return to a level of normalcy. During Q3 2020, the balance of deferred loans increased slightly as the percentage of outstanding loans increased to 20.32% as of Q3 2020 compared to 19.80% as of Q2 2020, while the actual number of deferrals decreased to 5.85% as of Q3 2020 compared to 6.60% as of Q2 2020. A majority of our deferrals were for a period of six months and we anticipate a substantial portion of these loans will come off of deferral during the fourth quarter. To illustrate this point, as of October 23, 2020 the balance of deferred loans as a percentage outstanding loans has decreased to 16.65% compared to 20.32% as of September 30, 2020, and the number of deferrals has decreased to 4.01% compared to 5.85% as of September 30, 2020. We believe we are in a good position to continue to work with our customers that have been severely impacted by the COVID-19 pandemic and when necessary will move forward on longer term modifications, as permitted under the Coronavirus Aid, Relief, and Economic Security Act.

Below is a breakdown of the loan portfolio showing the percentage of loans deferred in each category at the dates indicated (dollars in thousands):

		October 23, 2020(1)		September 30, 2020		June 30, 2020
	Balance	Deferred Loans(3)		Deferred Loans(3)		Deferred Loans(3)
Loan Type	Q3 2020(2)	Amount	Number	Amount	Number	Amount	Number
C&I + Owner occupied commercial real estate	$134,799	12.43%	5.50%	20.56%	8.74%	22.75%	9.66%
Nonowner occupied commercial real estate	127,396	33.66%	13.08%	35.05%	21.54%	30.88%	20.61%
Acquisition, development and construction	33,337	12.58%	0.81%	16.60%	1.63%	17.46%	1.53%
Total commercial loans	295,532	21.60%	5.97%	26.36%	9.64%	25.71%	10.08%
Consumer/Residential	85,766	6.14%	2.97%	7.50%	3.48%	7.53%	4.46%
Student	30,656	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Other	2,998	0.00%	0.00%	0.00%	0.00%	0.74%	1.18%
Total loans	$414,952	16.65%	4.01%	20.32%	5.85%	19.80%	6.60%

(1) Deferrals are expressed as a percentage of the outstanding balance (“Amount” column) and number of loans (“Number” column) per category.

(2) The table excludes PPP Loans of $185,137 as the inclusion of these loans dilutes the impact of the deferral program.

(3) The SBA is providing a financial reprieve to small business during the COVID-19 pandemic.  The SBA will automatically pay the principal, interest, and fees on current 7(a) loans for a period of six months. These loans have been excluded from the above metrics.

The Bank anticipates that borrowers in the hotel and entertainment industries will require additional loan deferrals. The hotel segment, which represents approximately 24% of total deferrals, has a weighted average loan to value of approximately 45%. The low loan to value on the hotel segment supports a lower breakeven point on occupancy which will allow these borrowers to return to amortizing terms. Below is a breakdown of the loan portfolio showing the percentage of loans deferred in select industry categories at the dates indicated (dollars in thousands):

		October 23, 2020(1)		September 30, 2020		June 30, 2020
	Balance	Deferred Loans(2)		Deferred Loans(2)		Deferred Loans(2)
Select Industries	Q3 2020	Amount	Number	Amount	Number	Amount	Number
Hotels	$29,734	90.47%	88.89%	69.17%	77.78%	73.71%	62.50%
Food Service	20,592	17.02%	11.90%	36.00%	33.33%	35.75%	32.61%
Retail(3)	18,589	13.41%	2.94%	20.46%	5.88%	20.14%	5.77%
Medical and Child Care	12,278	18.27%	9.52%	22.19%	9.52%	35.13%	17.50%
Real Estate and Leasing	138,865	16.65%	8.78%	21.12%	11.33%	20.44%	11.42%
Arts and Entertainment	7,688	57.28%	22.73%	77.63%	31.82%	65.19%	27.27%
Total	$227,746	27.51%	9.82%	30.65%	13.68%	30.09%	13.82%

(1) Deferrals are expressed as a percentage of the outstanding balance (“Amount” column) and number of loans (“Number” column) per category.

(2) The SBA is providing a financial reprieve to small business during the COVID-19 pandemic.  The SBA will automatically pay the principal, interest, and fees on current 7(a) loans for a period of six months. These loans have been excluded from the above metrics.

(3) Loans within this group include businesses such as grocery, convenience stores, drug stores, consumer durables, apparel, and personal services.

Deposits

The following table provides the composition of our deposits at the dates indicated (in thousands):

Deposits Outstanding

Deposit Type	Q3 2020	Q2 2020	Q1 2020	Q4 2019	Q3 2019
Noninterest-bearing demand	$217,204	$212,434	$139,660	$131,228	$147,969
Interest checking	59,712	56,448	51,008	48,428	46,631
Money market	147,467	143,177	114,461	99,955	113,061
Savings	33,733	31,618	26,618	26,396	25,945
Time deposits	115,736	136,118	137,096	137,201	143,833
Total deposits	$573,852	$579,795	$468,843	$443,208	$477,439

Total deposits decreased by $5,943,000, or 1.03%, from Q2 2020, and increased by $96,413,000, or 20.19%, from Q3 2019. Excluding the impact on wholesale deposits noted below, total deposits increased by $6,377,000, or 1.10%, from Q2 2020 and $108,733, or 22.77%, from Q3 2019. Variances of note are as follows:

•	Total deposits grew by $6,377,000, or 1.10%, from Q2 2020 excluding the impact of the call on brokered deposits and the maturity of the interest listing service deposits.

•	Noninterest bearing demand account balances increased $4,770,000 from Q2 2020 and increased $69,235,000 from Q3 2019, and represented 37.85% of total deposits compared to 36.64% as of Q2 2020 and 30.99% as of Q3 2019. The increase in noninterest bearing deposits from Q3 2019 to Q3 2020 was a result of the Bank converting a significant portion of non-customer PPP loan applicants into customers during the nine-months ended September 30, 2020.

•	Low cost relationship deposits (i.e. interest checking, money market, and savings) balances increased $9,669,000, or 4.18%, from Q2 2020 and increased $55,275,000, or 29.78%, from Q3 2019. The increase in these accounts during Q3 2020 was primarily a result of continued growth in accounts from non-customer PPP loan applicants and the migration of customer funds from time deposits.

•	Time deposits decreased by $20,382,000, or 14.97%, from Q2 2020 and $28,097,000, or 19.53%, from Q3 2019. The decrease in time deposits was a result of the following:

o	The migration of customers from time deposits to lower cost deposit products

o	The Bank made the decision to exercise the call option on $2,893,000 in brokered deposits that carried a 1.03% weighted average cost of funds. These funds were added to the balance sheet in Q1 2020 to bolster liquidity, in order to support the PPP loan program and meet other liquidity needs; however, due to the stable nature of the deposit base these funds no longer needed to support the balance sheet.

o	During Q3 2020, $9,427,000 of internet listing service deposits matured during the quarter and were not replaced. These deposits carried a 1.04% weighted average cost of funds. As with the brokered deposits, these deposits were added to bolster liquidity early during Q2 2020 and were no longer needed to support the balance sheet.

About Village Bank and Trust Financial Corp.

Village Bank and Trust Financial Corp. was organized under the laws of the Commonwealth of Virginia as a bank holding company whose activities consist of investment in its wholly-owned subsidiary, Village Bank. Village Bank is a full-service Virginia-chartered community bank headquartered in Midlothian, Virginia with deposits insured by the Federal Deposit Insurance Corporation (“FDIC”).  The Bank has nine branch offices. Village Bank and its wholly-owned subsidiary, Village Bank Mortgage Corporation, offer a complete range of financial products and services, including commercial loans, consumer credit, mortgage lending, checking and savings accounts, certificates of deposit, and 24-hour banking.

Forward-Looking Statements

In addition to historical information, this press release may contain forward-looking statements. For this purpose, any statement, that is not a statement of historical fact may be deemed to be a forward-looking statement. These forward-looking statements may include statements regarding profitability, liquidity, allowance for loan losses, interest rate sensitivity, market risk, growth strategy and financial and other goals. Forward-looking statements often use words such as “believes,” “expects,” “plans,” “may,” “will,” “should,” “projects,” “contemplates,” “anticipates,” “forecasts,” “intends” or other words of similar meaning. You can also identify them by the fact that they do not relate strictly to historical or current facts. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, and actual results could differ materially from historical results or those anticipated by such statements.

There are many factors that could have a material adverse effect on the operations and future prospects of the Company including, but not limited to:

•	the impacts of the ongoing COVID-19 pandemic;
•	changes in assumptions underlying the establishment of allowances for loan losses, and other estimates;
•	the risks of changes in interest rates on levels, composition and costs of deposits, loan demand, and the values and liquidity of loan collateral, securities, and interest sensitive assets and liabilities;
•	the effects of future economic, business and market conditions;
•	our inability to maintain our regulatory capital position;
•	the Company’s computer systems and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance, or other disruptions despite security measures implemented by the Company;
•	changes in market conditions, specifically declines in the residential and commercial real estate market, volatility and disruption of the capital and credit markets, soundness of other financial institutions we do business with;
•	risks inherent in making loans such as repayment risks and fluctuating collateral values;
•	changes in operations of Village Bank Mortgage Corporation as a result of the activity in the residential real estate market;
•	legislative and regulatory changes, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and other changes in banking, securities, and tax laws and regulations and their application by our regulators, and changes in scope and cost of FDIC insurance and other coverages;

•	exposure to repurchase loans sold to investors for which borrowers failed to provide full and accurate information on or related to their loan application or for which appraisals have not been acceptable or when the loan was not underwritten in accordance with the loan program specified by the loan investor;
•	governmental monetary and fiscal policies;
•	changes in accounting policies, rules and practices;
•	reliance on our management team, including our ability to attract and retain key personnel;
•	competition with other banks and financial institutions, and companies outside of the banking industry, including those companies that have substantially greater access to capital and other resources;
•	demand, development and acceptance of new products and services;
•	problems with technology utilized by us;
•	changing trends in customer profiles and behavior; and
•	other factors described from time to time in our reports filed with the Securities and Exchange Commission (“SEC”).

Additional factors, that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s reports (such as our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available on the SEC’s Web site at www.sec.gov.

For further information contact Donald M. Kaloski, Jr., Executive Vice President and CFO at 804-897-3900 or dkaloski@villagebank.com.

Financial Highlights
(Dollars in thousands, except per share amounts)

	September 30,	June 30,	March 31,	December 31,	September 30,
	2020	2020	2020	2019	2019
	(Unaudited)	(Unaudited)	(Unaudited)	*	(Unaudited)
Balance Sheet Data
Total assets	$727,260	$722,646	$569,017	$540,313	$559,929
Investment securities	36,305	37,785	39,081	46,937	46,031
Loans held for sale	27,525	17,761	16,759	12,722	14,503
Loans, net	596,483	603,688	435,938	430,059	423,501
Allowance for loan losses	(4,050)	(3,759)	(3,444)	(3,186)	(3,101)
Deposits	573,852	579,795	468,843	443,208	477,439
Borrowings	98,504	90,496	50,368	48,676	35,351
Shareholders' equity	48,875	46,617	44,162	42,914	41,516
Book value per share	$33.33	$32.07	$30.38	$29.53	$28.57
Total shares outstanding	1,466,240	1,453,759	1,453,759	1,453,009	1,453,009

Asset Quality Ratios
Allowance for loan losses to:
Loans, net of deferred fees and costs	0.68%	0.62%	0.79%	0.74%	0.73%
Loans, net of deferred fees and costs (excluding PPP loans)	0.97%	0.89%	0.79%	0.74%	0.73%
Nonperforming loans	181.98%	205.33%	261.58%	170.57%	164.03%
Net charge-offs (recoveries) to average loans	(0.03)%	(0.01)%	0.13%	0.05%	(0.05)%
Nonperforming assets to total assets	0.35%	0.30%	0.32%	0.44%	0.43%

Bank Capital Ratios
Common equity tier 1	13.19%	12.85%	11.89%	12.15%	11.95%
Tier 1	13.19%	12.85%	11.89%	12.15%	11.95%
Total capital	14.10%	13.69%	12.64%	12.56%	12.63%
Tier 1 leverage	8.80%	8.61%	10.10%	9.69%	9.35%

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2020	2020	2020	2019	2019
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Selected Operating Data
Interest income	$6,540	$6,193	$5,684	$5,897	$6,010
Interest expense	1,069	1,249	1,257	1,370	1,398
Net interest income before provision for loan losses	5,471	4,944	4,427	4,527	4,612
Provision for loan losses	250	300	400	135	-
Noninterest income	3,481	2,815	2,060	1,976	2,466
Noninterest expense	5,755	4,459	4,950	4,719	4,888
Income before income tax expense	2,947	3,000	1,137	1,649	2,190
Income tax expense	678	665	239	345	463
Net income	$2,269	$2,335	$898	$1,304	$1,727
Earnings per share
Basic	$1.55	$1.61	$0.62	$0.90	$1.19
Diluted	$1.55	$1.61	$0.62	$0.90	$1.19

Performance Ratios
Return on average assets	1.26%	1.34%	0.67%	0.94%	1.25%
Return on average equity	18.74%	20.12%	8.23%	12.11%	16.83%
Net interest margin	3.21%	3.02%	3.55%	3.52%	3.59%

* Derived from audited consolidated financial statements.

Financial Highlights
(Dollars in thousands, except per share amounts)

	Nine Months Ended
	September 30,	September 30,
	2020	2019
	(Unaudited)	(Unaudited)
Selected Operating Data
Interest income	$18,417	$17,590
Interest expense	3,575	3,960
Net interest income before provision for loan losses	14,842	13,630
Provision for loan losses	950	-
Noninterest income	8,356	5,932
Noninterest expense	15,164	15,570
Income before income tax expense	7,084	3,992
Income tax expense	1,582	819
Net income	$5,502	$3,173
Earnings per share
Basic	$3.78	$2.20
Diluted	$3.78	$2.20

Performance Ratios
Return on average assets	1.13%	0.80%
Return on average equity	15.89%	10.81%
Net interest margin	3.24%	3.73%